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                                                FILED PURSUANT TO RULE 424(B)(3)
                                           REGISTRATION STATEMENT NO. 333-122394



                               EMRISE CORPORATION

                PROSPECTUS SUPPLEMENT NO. 1 DATED AUGUST 9, 2005
                        TO PROSPECTUS DATED JUNE 30, 2005

     The prospectus of Emrise Corporation dated June 30, 2005 is supplemented to include the following updated information:

     Emrise's common stock is scheduled to begin trading on the Archipelago Exchange(SM) (ArcaEx(R)), a facility of the Pacific Exchange(R), on Wednesday, August 10, 2005, under the symbol "ERI."

     "Private Placements Through Which the Selling Security Holders Obtained Beneficial Ownership of the Offered Shares - January 2005 Private Placement of Common Stock and Warrants" at page 100 of the prospectus is corrected to reflect that the per share exercise price of the placement agent warrants issued to Roth Capital Partners, LLC is $1.73.

     "Private Placements Through Which the Selling Security Holders Obtained Beneficial Ownership of the Offered Shares - Other Private Placement Transactions" at page 102 of the prospectus is updated to reflect the following:

          In April 2001, we issued to Coffin Partners LLC a five-year warrant to purchase up to 35,000 shares of common stock at a per share exercise price of $0.39 in consideration for investor relations services to be rendered by its affiliate, Coffin Communications Group. We have included these underlying shares for resale under this prospectus. On August 8, 2005, Coffin Partners LLC received 35,000 shares of common stock upon exercise of this entire warrant.

          In September 2002, we issued to Jacques Moisset a three-year warrant to purchase up to 120,000 shares of common stock at a per share exercise price of $0.50 in consideration for post-retirement business services rendered. We have included these underlying shares for resale under this prospectus. On August 3, 2005, Mr. Moisset received 78,042 shares of common stock through a cashless exercise of this entire warrant.

     The "Selling Security Holder Table" at pages 96 through 100 of the prospectus is revised to reflect the following updated beneficial ownership information for the following selling security holders, which information is provided as of August 9, 2005 based upon 37,497,750 shares of Emrise common stock outstanding as of that date:

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
                                                       SHARES OF                                     SHARES OF
                                                     COMMON STOCK                                  COMMON STOCK
                                                  BENEFICIALLY OWNED                            BENEFICIALLY OWNED
                                                   PRIOR TO OFFERING           SHARES OF           AFTER OFFERING
                  NAME OF                      --------------------------     COMMON STOCK     --------------------
             BENEFICIAL OWNER                    NUMBER        PERCENTAGE     BEING OFFERED    NUMBER    PERCENTAGE
-----------------------------------------      -------------   ----------     -------------    -------   ----------
JLF Offshore Fund, Ltd...................      2,062,175 (1)      5.44%       2,062,175 (1)         --       --
JLF Partners I, LP.......................      1,398,859 (2)      3.70%       1,336,225 (2)     62,634        *
JLF Partners II, LP......................        104,966 (3)       *            101,600 (3)      3,366        *
The Pinnacle Fund, L.P...................      3,127,800 (4)      8.20%       3,125,000 (4)      2,800        *
Bonanza Master Fund Ltd..................      1,750,000 (5)      4.62%       1,750,000 (5)         --       --
Roaring Fork Capital SBIC, L.P...........      1,706,250 (6)      4.51%       1,706,250 (6)         --       --
Lagunitas Partners LP....................      1,125,000 (7)      2.99%       1,125,000 (7)         --       --
Gruber & McBaine International...........        250,000 (8)       *            250,000 (8)         --       --
Jon D. Gruber & Linda W. Gruber JTWROS...      1,581,250 (9)      4.19%         206,250 (10)        --       --
J. Patterson McBaine.....................      1,481,250 (11)     3.92%         106,250 (12)        --       --
MicroCapital Fund LP.....................      1,080,000 (13)     2.87%       1,080,000 (13)        --       --
MicroCapital Fund Ltd....................        607,500 (14)     1.62%         607,500 (14)        --       --
Omicron Master Trust.....................        217,125 (15)      *            217,125 (15)        --       --
Stratford Partners, L.P..................        431,250 (16)     1.15%         431,250 (16)        --       --
Select Contrarian Value Partners, L.P....        375,000 (17)     1.00%         375,000 (17)        --       --
Precept Capital Master Fund, G.P.........        281,250 (18)      *            281,250 (18)        --       --
Roth Capital Partners, LLC...............        650,310 (19)     1.71%         650,310 (19)        --       --
Noel C. McDermott, Trustee of the
   Noel C. McDermott Revocable
   Living Trust dated
   December 18, 1995.....................        764,211 (20)     2.04%         764,211 (20)        --       --
Warren P. Yost and Gail A. Yost,
   Co-Trustees Under Declaration
   of Trust dated March 9, 1988..........        599,381 (21)     1.60%         599,381 (21)        --       --
Hayden Communications, Inc...............        125,000 (22)      *            125,000 (22)        --       --
Coffin Partners LLC......................         35,000 (23)      *             35,000 (23)        --       --
George Farndell..........................        314,748 (24)      *            150,000 (24)   164,748        *
Steven Jacobus...........................         50,000 (25)      *             50,000 (25)        --       --
Jacques Moisset..........................         78,042 (26)      *             78,042 (26)        --       --
Jason Oliva..............................        401,708 (27)    1.07%          200,500 (27)   201,208        *
Joseph Mirabella.........................         50,000 (28)      *             50,000 (28)        --       --
Placido Albanese.........................         15,000 (29)      *             15,000 (29)        --       --

-------------
* Less than 1.00%

(1) Includes 413,675 shares underlying warrants. Power to vote or dispose of the shares is held by Jeffrey L. Feinberg, as managing member of JLF Asset Management, LLC. JLF Asset Management, LLC is investment manager of JLF Offshore Fund, Ltd. and of JLF Partners I, LP and JLF Partners II, LP, two other selling security holders. The address for Mr. Feinberg is c/o JLF Asset Management, LLC, 2775 Via de la Valle, Suite 204, Del Mar, CA 92014.

(2) Includes 265,925 shares underlying warrants. Power to vote or dispose of the shares is held by Jeffrey L. Feinberg, as managing member of JLF Asset Management, LLC. See footnote (1) above for information regarding JLF Asset Management, LLC.


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

(3) Includes 20,400 shares underlying warrants. Power to vote or dispose of the shares is held by Jeffrey L Feinberg, as managing member of JLF Asset Management, LLC. See footnote (1) above for information regarding JLF Asset Management, LLC.

(4) Includes 625,000 shares underlying a warrant. Power to vote or dispose of the shares is held by Barry M. Kitt, as sole member of Pinnacle Fund Management, LLC, which entity is the general partner of Pinnacle Advisers, L.P., which entity is the general partner of The Pinnacle Fund, L.P. The address for Mr. Kitt is c/o The Pinnacle Fund, L.P., 4965 Preston Park, Blvd., Suite 240, Plano, TX 75093.

(5) Includes 350,000 shares underlying a warrant. Power to vote or dispose of the shares is held by Bernay Box, as president of Bernay Box & Co., which entity is the general partner of Bonanza Master Fund Ltd.

(6) Includes 341,250 shares underlying a warrant. Sole power to vote or dispose of the shares is held by Eugene McColley as manager of Roaring Fork Management, LLC, which entity is the general partner of Roaring Fork Capital SBIC, L.P.

(7) Includes 225,000 shares underlying a warrant. Power to vote or dispose of the shares is held by Jon D. Gruber and J. Patterson McBaine, as managers of Gruber & McBaine Capital Management, which entity is the general partner of Lagunitas Partners LP.

(8) Includes 50,000 shares underlying a warrant. Power to vote or dispose of the shares is held by Jon D. Gruber and J. Patterson McBaine, as managers of Gruber & McBaine Capital Management, which entity is the investment advisor to Gruber & McBaine International.

(9) Includes 165,000 outstanding shares and 41,250 shares underlying a warrant held by Jon D. Gruber and Linda W. Gruber JTWROS. Also includes aggregates of 1,100,000 outstanding shares and 275,000 shares underlying warrants held by Lagunitas Partners, LP and Gruber & McBaine International, two other selling security holders.

(10) Represents 165,000 outstanding shares and 41,250 shares underlying a warrant held by Jon D. Gruber and Linda W. Gruber JTWROS.

(11) Includes 85,000 outstanding shares and 21,250 shares underlying a warrant held by Mr. McBaine. Also includes aggregates of 1,100,000 outstanding shares and 275,000 shares underlying warrants held by Lagunitas Partners, LP and Gruber & McBaine International, two other selling security holders.

(12) Represents 85,000 outstanding shares and 21,250 shares underlying a warrant held by Mr. McBaine.

(13) Includes 216,000 shares underlying a warrant. MicroCapital LLC is the general partner and investment advisor to MicroCapital Fund LP and MicroCapital Fund Ltd. Ian P. Ellis is the principal owner of MicroCapital LLC and has sole responsibility for the selection, acquisition and disposition of the portfolio securities by MicroCapital LLC on behalf of its funds.

(14) Includes 121,500 shares underlying a warrant. MicroCapital LLC is the general partner and investment advisor to MicroCapital Fund LP and MicroCapital Fund Ltd. Ian P. Ellis is the principal owner of MicroCapital LLC and has sole responsibility for the selection, acquisition and disposition of the portfolio securities by MicroCapital LLC on behalf of its funds.

(15) Represents 217,125 shares underlying a warrant. Omicron Capital, L.P., a Delaware limited partnership (Omicron Capital), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (Omicron). Bruce Bernstein is the managing member of Omicron Capital. Omicron Capital, Inc., a Delaware corporation (OCI), serves as


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         general partner of Omicron Capital, and Winchester Global Trust Company
         Limited (Winchester) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes of Regulation 13D-G under the Exchange Act. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Exchange Act, or of any other person named in this prospectus as a selling security holder. No person or "group" (as that term is used in Section 13(d) of the Exchange Act or Regulation 13D-G) controls Omicron and Winchester.

(16) Includes 86,250 shares underlying a warrant. Power to vote or dispose of the shares is shared by Mark Fain and Chad Comiteau, as managing directors of Stratford Advisors LLC, which entity is the general partner of Stratford Partners, L.P.

(17) Includes 75,000 shares underlying a warrant. Power to vote or dispose of the shares is held by David W. Berry as principal of Kaizen Capital, LLC, which entity is the general partner of Select Contrarian Value Partners, L.P.

(18) Includes 56,250 shares underlying a warrant. Power to vote or dispose of the shares is held by D. Blair Baker, as president of Precept Management, LLC, which entity is the general partner of Precept Capital Management, L.P., which entity is the agent of Precept Capital Master Fund, G.P.

(19) Represents 650,310 shares underlying a warrant. Power to vote or dispose of the shares is held by Byron Roth, as Chief Executive Officer, and Gordon J. Roth, as Chief Financial Officer, of Roth Capital.

(20) Includes 84,066 shares underlying a warrant. Sole power to vote or dispose of the shares is held by Mr. McDermott as trustee. Mr. McDermott was an officer and shareholder of Larus Corporation until its acquisition by Emrise in July 2004.

(21) Includes 65,934 shares underlying a warrant. Mr. Yost was an officer and shareholder of Larus Corporation until its acquisition by Emrise in July 2004.

(22) Represents 125,000 shares underlying warrants. Power to vote or dispose of the shares is held by Matthew Hayden as president of Hayden Communications, Inc. Hayden Communications, Inc. acts as an investor relations consultant to Emrise.

(23) Power to vote or dispose of the shares is held by William F. Coffin as Chief Executive Officer of Coffin Communications Group, an affiliate of Coffin Partners LLC. Coffin Communications Group is a former investor relations consultant to Emrise.

(24) Includes 150,000 shares underlying a warrant and 103,181 shares held by Mr. Farndell's spouse. Mr. Farndell is a former human resources consultant to Emrise and is the brother-in-law of Carmine T. Oliva, who is an executive officer and director of Emrise.

(25) Includes 50,000 shares underlying a warrant. Mr. Jacobus is a former financial advisor to Emrise.

(26)     Mr. Moisset is a former employee of and former consultant to Emrise.

(27) Includes 200,500 shares underlying warrants. Jason Oliva is a former financial advisor to Emrise and is the son of Carmine T. Oliva, who is an executive officer and director of Emrise.

(28)     Mr. Mirabella is a former consultant to Emrise.

(29)     Mr. Albanese is a former financial advisor to Emrise.


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